Exhibit 99.4

DATED JULY 21, 2014

(1)	SCC VENTURE V HOLDCO I, LTD.

(2)	DUOWAN ENTERTAINMENT CORP.

(3)	DCM HYBRID RMB FUND, L.P.

(4)	HUAXING CAPITAL PARTNERS, L.P.

(5)	ZHEN PARTNERS FUND I, L.P.

(6)	HATTORI KEI

(7)	CHINA ONLINE EDUCATION GROUP

(8)	CHINA ONLINE EDUCATION (HK) LIMITED

(9)	51TALK ENGLISH PHILIPPINES CORPORATION

(10)	BEIJING DASHENG ONLINE TECHNOLOGY CO., LTD.

(11)	BEIJING DASHENG ZHIXING TECHNOLOGY CO., LTD.

(12)	THE KEY HOLDERS LISTED ON PART A AND PART B OF SCHEDULE 2

SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

concerning Shares in

China Online Education Group

SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

DATED JULY 21, 2014

AMONG

(1)	SCC Venture V Holdco I, Ltd., an exempted company duly formed and validly existing under the laws of the Cayman Islands (“Sequoia”);

(2)	Duowan Entertainment Corp., an exempted limited liability company incorporated and existing under the laws of the British Virgin Islands (“YY”);

(3)	DCM Hybrid RMB Fund, L.P., a partnership duly formed and validity existing under the laws of the Cayman Islands with its registered office located at Campbell Corporate Services Limited, P.O. Box 268 GT, 4th Floor Scotiabank Building, George Town, Cayman Islands, KY1-1104 (“DCM”);

(4)	Huaxing Capital Partners, L.P., a partnership formed and validly existing under the laws of the Cayman Islands (“Huaxing”);

(5)	China Online Education Group, a company duly incorporated and validity existing under the laws of the Cayman Islands with its registered office located at Harbour Place, 103 South Church Street, P.O. Box 2582, Grand Cayman KY1-1103,Cayman Islands (the “Company”);

(6)	China Online Education (HK) Limited, a limited liability company incorporated under the laws of Hong Kong with its registered office located at Room 2701, 27/F., Tesbury Centre, 28 Queen’s Road East, Wanchai, Hong Kong (the “HK Co”);

(7)	51 Talk English Philippines Corporation, an export market enterprise organized under the laws of the Philippines with its principal office at Unit 212 2nd Floor, Jocfer Building, Commonwealth Avenue, Quezon City, the Philippines (the “Philippines Company”);

(8)	Beijing Dasheng Online Technology Co., Ltd. , a limited liability company duly incorporated and validity existing under the laws of the PRC with its registered office located at C1612, 18 Zhongguancun East Road, Haidian District, Beijing, the PRC (the “WFOE”);

(9)	Beijing Dasheng Zhixing Technology Co., Ltd. , a limited liability company duly incorporated and validity existing under the laws of the PRC with its registered office located at Suite 9154, Building No. 3, 3 Xijing Road, Badachu High-Tech Park, Shijiangshan District, Beijing, the PRC (the “Domestic Company”);

(10)	Hattori Kei, a Japanese individual with his passport No. of TG3339396 (“Hattori Kei”);

(11)	Zhen Partners Fund I, L.P., a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands (“Zhen Partners”);

(12)	the Person listed in Part A of Schedule 2 (the “Founders Holding Company”); and

(13)	the individuals listed in Part B of Schedule 2 (collectively, the “Founders” and each a “Founder”).

Sequoia, Shunwei (as defined below), YY, DCM, and Huaxing are collectively referred to as the “Investors”, and individually, an “Investor”. The WFOE and the Domestic Company are collectively referred to as the “PRC Companies”, and individually, a “PRC Company”. The Founders and the Founders Holding Company are collectively referred to as “Key Holders”, and individually, a “Key Holder”. The Investors, the Company, the HK Co, the Philippines Company, the PRC Companies, Hattori Kei, Zhen Partners, and the Key Holders are collectively referred to as the “Parties”, and individually, a “Party”.

WHEREAS

(A)	The Company is an exempted company established under the laws of Cayman Islands on November 30, 2012. Particulars of the Company are set out in Schedule 3.

(B)	The Company holds 100% of the equity interests in the HK Co, which in turn owns 100% of the equity interests in the WFOE. Particulars of the HK Co and the WFOE are set out in Schedule 3.

(C)	The WFOE controls the Domestic Company by a captive structure through Cooperation Documents (as defined below). The particulars of the Domestic Company are set out in Schedule 3.

(D)	The Company intends to issue and sell to the Subscribers (as defined below), and the Subscribers intend to subscribe for and purchase from the Company, the Subscription Shares pursuant to the terms and conditions of this Agreement.

(E)	The Selling Shareholders (as defined below) intends to sell to the Purchasers (as defined below), and the Purchasers hereby intend to purchase from the Selling Shareholders, the Purchased Shares pursuant to the terms and conditions of this Agreement.

(F)	Pursuant to a promissory note dated July 2, 2014 (the “Note”) issued by the Company to Sequoia, Sequoia has provided a loan in the aggregate principal amount of US$5,000,000 to the Company (the “Bridge Loan”), the outstanding principal amount of which, if any, will be deducted from the Subscription Price (as defined below) to be paid by Sequoia at the Completion (as defined below).

(G)	Shunwei TMT II Limited, a BVI business company incorporated and existing under the laws of the British Virgin Islands (“Shunwei”), intends to join and be bound by this Agreement as a Subscriber and a Purchaser upon execution of the Shunwei Joinder (as defined below).

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals, the Schedules and Exhibits, the following expressions shall, except where the context otherwise requires or as otherwise defined therein, have the following meanings:

“Angel Investors” means Hattori Kei and Zhen Partners;

“Affiliate” means:	(i) as to any individual, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons; and

(ii) with respect to any Person not an individual, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

“Agreement” means this Share Subscription and Purchase Agreement;

“Board” or “Board of Directors” means the board of directors of the Company;

“Business Day” means a day, excluding Saturdays and Sundays, on which banks in Hong Kong, the PRC and United States are generally open for business throughout their normal business hours;

“Completion” means the completion of all matters set out in Clause 4, including, without limitation, the allotment and issuance of the Subscription Shares and the sale, re-classification and delivery of the Purchased Shares in accordance with this Agreement;

“Completion Date” the date on which the Completion occurs;

“Consent” includes an approval, authorisation, exemption, filing, licence, order, permission, permit, recording or registration (and references to “obtaining consents” shall be construed accordingly) from any governmental authority or third party;

“Control”, “Controls”, “Controlled” (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;

“Cooperation Documents” means the agreements and documents entered into by and among the WFOE, the Domestic Company and other parties thereto (if any) on June 18, 2013, namely the Equity Pledge Agreements, the Exclusive Option Agreements, the Exclusive Service Agreement, the Power of Attorney and the Spousal Consent, together with the Philippines Documents;

“Conversion Shares” mean the Ordinary Shares issuable upon conversion of any Series C Preferred Shares (including the Series C Preferred Shares re-classified from the Purchased Shares);

“Exhibits” means the exhibits of this Agreement;

“Exclusive Business” means the business of provision of online English training via Philippine teachers, lecturers or trainers which is conducted by the Group Companies.

“Fiscal Year” means, for the purpose of this Agreement, a fiscal year shall start from the first day of January to the last day of December;

“GAAP” means the generally accepted accounting principles in any jurisdiction in effect satisfactory to the Investors from time to time;

“Group Companies” means the Company, the HK Co, the Philippines Company, the PRC Companies, and their respective Subsidiaries from time to time. The particulars of each of the Group Companies as of the date hereof are set out in Schedule 3. “Group Company” means any one of them;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property;

“Investor Group” means, with respect to each Investor, such Investor and any of its respective affiliated venture capital fund, a partner or member of such partnership or affiliated entity or a retired partner or member of such partnership or affiliated entity who retires after the date hereof, or the transfer to the estate of any such partner, member, retired partner or retired member or the transfer by gift, will or intestate succession of any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse;

“Key Employees” means the employees of the Group Companies as set forth in the Exhibit C of this Agreement;

“Licensed Intellectual Property” means any and all license rights granted to any Group Company in any third party intellectual property or other proprietary or personal rights, including any and all of the following that are licensed to any Group Company anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor’s notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

“Management Rights Letter” means the letter to be issued by the Company to Sequoia substantially in the form and substance as set forth in Exhibit H of this Agreement;

“Material Adverse Effect” means any material adverse effect on the business (as presently conducted and proposed to be conducted), assets (including intangible assets), affairs, liabilities, condition (financial or otherwise), properties, prospects or results of operations of any Group Company;

“Ordinary Shares” means ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Owned Intellectual Property” means any and all of the following that are owned (including joint ownership) or held by any Group Company anywhere in the world: trademarks, trade names, service marks and trade dress, and all goodwill associated with trademarks, trade names, corporate names, business names, brand names, service marks and trade dress; patents; concepts; prototypes; drawings; designs; logos; trade dress; distinguishing guises; certification marks; official marks; mask works; utility models; domain names and other identifiers for internet protocol addresses and networks, fictional characters, and other indicators of source or business identifiers, and all goodwill associated therewith; copyrights and copyrightable works; databases; graphics; schematics; marketing, sales and user data and strategies and customer lists; technology; trade secrets, including confidential know-how, inventions, invention disclosures, inventor’s notes, improvements, discoveries, formulae, specifications and processes; computer software programs of any kind (in both source and object code form); application programming interfaces; protocols; and any renewal, extension, reissue, continuation or division rights, applications and/or registrations for any of the foregoing;

“Person” means any individual, sole proprietorship, partnership, firm joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature;

“PRC” means the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan);

“Principal Business” means on-line English training conducted by the Group Companies;

“Restated M&A” means the Third Amended and Restated Memorandum and Articles of Association of the Company as set forth in Exhibit E of this Agreement, and any amendments thereto from time to time;

“RMB” means Renminbi, the lawful currency of the PRC;

“SAFE” means the PRC State Administration of Foreign Exchange;

“SAFE No. 37 Notice” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment, Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by SAFE on July 14, 2014 and its implementing rules and guidelines, or any successor rule or regulation made under the PRC laws, in relation to the transactions contemplated under this Agreement;

“Schedules” means the schedules of this Agreement;

“Series A Preferred Shares” means convertible series A preferred shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in this Agreement, the Shareholders’ Agreement, the Share Restriction Agreement and the Restated M&A;

“Series B Preferred Shares” means convertible series B preferred shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in this Agreement, the Shareholders’ Agreement, the Share Restriction Agreement and the Restated M&A;

“Series C Preferred Shares” means convertible series C preferred shares in the capital of the Company each with par value of US$0.0001 having the rights, privileges and restrictions as set out in this Agreement, the Shareholders’ Agreement, the Share Restriction Agreement and the Restated M&A;

“Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement to be entered into among the Investors, the Company, the HK Co, the Philippines Company, the PRC Companies, the Key Holders, and the Angel Investors, substantially in the form and substance as set forth in Exhibit F of this Agreement;

“Shares” means all shares of the Company, including the Ordinary Shares, the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares;

“Share Restriction Agreement” means the Second Amended and Restated Share Restriction Agreement by and among the Company, the Key Holders and the Investors, substantially in the form attached as Exhibit I to this Agreement;

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the general acceptable accounting principles in the U.S, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary;

“Tax” means any form of tax in any part of the world including, without limitation, all forms of income tax, profits tax, interest tax, stamp duty, estate duty, value added tax, value appreciation tax, withholding tax, property tax, capital gains tax and all levies, duties, charges, fees, social security contributions, deductions and withholdings whatsoever charged or imposed by any statutory, governmental, state, federal, provincial, local or municipal authority whatsoever and wheresoever, and any interest, penalty, surcharge or fine in connection therewith or arising therefrom;

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Restated M&A, the Share Restriction Agreements, all or part of any agreement entered into between some or all of the Parties on the date hereof, any amendment or supplement thereto and any other document provided for pursuant thereto or which the Parties agree shall constitute a Transaction Document provided however that this defined term, when used specifically in relation to any Party, shall only include such Transaction Documents to which it is a party;

“US$” or “US Dollar” means United States dollars, the lawful currency of the United States of America;

“Warranties” means the representation, warranties and undertakings as set out in Clause 5 and Schedule 4;

“Warrantors” means the Key Holders, the Company, the HK Co, the Philippines Company and the PRC Companies, collectively and “Warrantor” means any one of them;

1.2	In this Agreement:

(a)	references to recitals, Clauses, sub-Clauses, Schedules and Exhibits are to the Clauses and sub-Clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(d)	headings are for ease of reference only and shall not affect the interpretation of this Agreement; and

(e)	references to a document in the “agreed form” are references to a document the form of which has been or may from time to time be agreed among all parties hereto.

1.3	The recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

2.	SUBSCRIPTION AND PURCHASE OF SHARES

2.1	Subject to the fulfilment or otherwise waiver of conditions set out in Clause 3, each Person set out in Part A of Schedule 1 (each, a “Subscriber”, collectively, the “Subscribers”) agrees to subscribe for and purchase, and the Company agrees to allot and issue to each Subscriber, that number of Series C Preferred Shares as set forth opposite such Subscribers’ name on Part A of Schedule 1 (collectively, the “Subscription Shares”) for the respective consideration as set forth thereon (collectively, the “Subscription Price”), at the price of approximately US$0.4416 per Series C Preferred Share.

2.2	The Subscription Shares allotted and issued to the Subscribers shall be free from all charges, liens, encumbrances, equities or other third party rights, claims or interests.

2.3	Subject to the fulfilment or otherwise waiver of conditions set out in Clause 3, each Person set out on Part B of Schedule 1 (each, a “Purchaser”, and collectively, the “Purchasers”) agrees to purchase, and each Person set out in Part C of Schedule 1 (each, a “Selling Shareholder”, and collectively, the “Selling Shareholders”) agrees to sell to the Purchasers, such number of Ordinary Shares, which shall be re-classified, in accordance with applicable law, into the same number of Series C Preferred Shares at the Completion, as set forth opposite such Purchaser’s name on Part B of Schedule 1 (collectively, the “Purchased Shares”), for the consideration as set forth thereon (collectively, the “Purchase Price”).

3.	CONDITIONS PRECEDENT

3.1	The obligations of any Subscriber to purchase its respective portion of the Subscription Shares in accordance with Clause 2.1 hereof and the obligations of any Purchaser to purchase its respective portion of the Purchased Shares in accordance with Clause 2.3 hereof shall be conditional on the fulfilment or waiver by such Investor of all of the following conditions (subject to any waiver in written form by each of the Investors in its absolute discretion of any or all of the conditions):

(a)	the written resolutions of the shareholders of the Company in connection with the transactions contemplated hereby and in the form and substance satisfactory to such Investor, shall have been duly approved and passed by the shareholders of the Company and remaining valid and effective as at the Completion Date;

(b)	the Restated M&A of the Company, in the form attached hereto as Exhibit E, shall have been duly adopted by the Company by all necessary corporate actions;

(c)	the board resolutions of the Company in connection with the transactions contemplated hereby and in the form and substance satisfactory to such Investor, shall have been duly approved and passed by the Board of the Company and remaining valid and effective as at the Completion Date;

(d)	the issuance and allotment of the Subscription Shares to the Subscribers, the transfer of the Purchased Shares to the Purchasers and the re-classification of the Purchased Shares into Series C Preferred Shares, in accordance with applicable law, each pursuant to the terms of this Agreement, shall have been duly approved by the shareholders and directors of the Company;

(e)	each of the PRC Companies, the Philippines Company and HK Co shall have provided to such Investor true copies of its shareholders’ resolutions and/or the board resolutions (as required under laws of its jurisdiction) approving the execution of this Agreement, the Shareholders’ Agreement, and other Transaction Documents to which it is a party, and the performance of its obligations hereunder and thereunder;

(f)	the Shareholders’ Agreement, in the form attached hereto as Exhibit F, shall have been duly executed and delivered by all the parties to the Shareholders’ Agreement (other than such Investor);

(g)	the Share Restriction Agreement, in the form attached hereto as Exhibit I, shall have been duly executed and delivered by the parties thereto (other than such Investor);

(h)	such Investor shall have received (i) legal opinions from the PRC legal counsel of the Company dated as of the Completion Date in the form satisfactory to the Investors, (ii) legal opinions from the Cayman Island legal counsel of the Company dated as of the Completion Date in the form satisfactory to the Investors, and (iii) legal opinions from the Philippines legal counsel of the Company dated as of the Completion Date in the form satisfactory to the Investors;

(i)	all the Warranties made by the Warrantors and the Selling Shareholders remaining true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects as of the Completion Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement and other Transaction Documents;

(j)	all Consents required under the applicable laws for the entering into, delivery and performance of this Agreement, the Shareholders’ Agreement, the Share Restriction Agreement, and other Transaction Documents and consummation of the Completion having been obtained and remaining valid and effective as at the Completion;

(k)	each Warrantor having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Completion;

(l)	the Board of Directors shall have been constituted in accordance with the Shareholders’ Agreement and the Restated M&A, and the director elected by Sequoia (the “Series C Director”) shall have been appointed to the Board of Directors. The Company shall have delivered to the Investors a copy of the Company’s register of directors, certified by its registered agent and evidencing the foregoing;

(m)	the Indemnification Agreement substantially in the form as set forth on Exhibit G hereto, shall have been duly executed by the Company in favor of the Series C Director;

(n)	such Investor shall have received a copy of a certificate of good standing issued by the Registrar of Companies of the Cayman Islands certifying that the Company is in good standing, dated no earlier than thirty (30) days prior to the Completion;

(o)	such Investor and its counsels shall have completed its legal and financial due diligence investigation against the Group Companies to its satisfaction;

(p)	the Company shall have executed and delivered to Sequoia a Management Rights Letter in the form attached hereto as Exhibit H;

(q)	the business plan and forecast of the Group Companies for 2015 and 2016 shall have been approved by such Investor;

(r)	such Investor shall have obtained its final internal investment committee approval for the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(s)	a total of 36,229,922 Ordinary Shares (including without limitation those which have been awarded or with respect to which an option has been awarded) shall have been reserved for issuance under the employee stock option plan (the “ESOP”);

(t)	the Exclusive Option Agreement, the Exclusive Service Agreement and the Power of Attorney, collectively, the “Philippines Documents”) in the form and substance satisfactory to the Investors shall have been duly executed and delivered by the Philippines Company and its shareholder to ensure the Company’s control over the Philippines Company; and

(u)	Each Founder and Key Employee shall have entered into a two year non-competition and non-solicitation agreement in form reasonably acceptable to the Investors.

3.2	As soon as the conditions set out in Clause 3.1 have been fully satisfied, the Company shall give written notice of the satisfaction of the conditions to each Investor. In the event that any of the conditions specified in Clause 3.1 applicable to the Completion has not been fulfilled (or waived by such Investor in writing) by 5:00 pm on the 60th day after the signing of this Agreement (or such later date as the Parties may mutually agree in writing), obligations of the relevant Investor under this Agreement may be terminated by written notice by the such Investor to other Parties, at such Investor’s own election and discretion. Upon such termination, this Agreement shall cease to have effect by and among such Investor, the Group Companies, the Selling Shareholders and the Key Holders, and such Parties shall not, subject to the Clauses 7 and 12 of this Agreement, have any further right and liability under or pursuant to the provisions of this Agreement save in respect of any antecedent breach occurring prior to such termination. For the avoidance of doubt, the termination by such Investor shall not affect other Investors’ rights and obligations under this Agreement and the effectiveness of this Agreement and the other Transaction Documents among the other parties hereof and thereof.

3.3	In the event that the relevant Investor has not made the payment pursuant to this Agreement despite that all the conditions specified in Clause 3.1 have been fulfilled and the written notice has been issued by the Company to such Investor, obligations of the Key Holders under this Agreement towards such Investor may be terminated by written notice by the Key Holders to such Investor, at the Key Holders’ own election and discretion. Upon such termination, this Agreement shall cease to have effect by and among such Investor, the Group Companies, the Selling Shareholders and the Key Holders and, such Parties shall not, subject to the Clauses 7 and 12 of this Agreement, have any further right and liability under or pursuant to the provisions of this Agreement save in respect of any antecedent breach occurring prior to such termination. For the avoidance of doubt, the termination by the Key Holders of their obligations towards such Investor shall not affect their obligations towards the other Investors and the effectiveness of this Agreement and the other Transaction Documents among the other parties hereof and thereof.

3.4	Each of the Group Companies and the Key Holders shall use its best endeavours to procure the fulfilment of the conditions under Clause 3.1 on or before the date set forth in Clause 3.2.

4.	COMPLETION

4.1	Subject to Clause 3, the Completion shall take place within three (3) Business Days after the issue and delivery of the notice referred to in Clause 3.2 by the Company to each Investor or such other time and date as may be mutually agreed by the Parties. At the Completion:

(a)	The Company shall

(i)	notify each Subscriber in writing to make the payment of the amount of the Subscription Price set forth opposite such Subscriber’s name on Part A of Schedule 1;

(ii)	deliver to each Investor a certificate of compliance dated the Completion Date and signed by each Group Company and each Key Holder certifying that all of the conditions set forth in Clause 3.1 have been fulfilled and stating that there shall have been no Material Adverse Effect since the Balance Sheet Date;

(iii)	deliver to each Investor a true copy of the updated register of members of the Company, certified by a director of the Company, to reflect the Subscription Shares being subscribed by the Subscribers and the Purchased Shares being purchased by the Purchasers and re-classified as Series C Preferred Shares;

(iv)	deliver to each Investor a true copy of the share certificate(s) issued in the name of such Investor for its Subscription Shares and Purchased Shares (if applicable and as re-classified as Series C Preferred Shares), duly signed and sealed for and on behalf of the Company (with the originals delivered to each Investor as soon as practical after the Completion);

(v)	deliver to each of the Selling Shareholders a true copy of the share certificate issued in the name of such Selling Shareholder for the number of Ordinary Shares that is equal to the number of Ordinary Shares held by such Selling Shareholder immediately prior to the Completion minus that number of the Ordinary Shares that such Selling Shareholder is selling pursuant to Clause 2.3 hereof; and

(vi)	deliver all other documents or evidence in accordance with Clause 3.1 or as may be reasonably requested by each Investor to verify that the conditions in Clause 3.1 have been fulfilled.

(b)	Each Subscriber shall, severally but not jointly,

(i)	deliver to the Company a signed application form for the relevant Subscription Shares in substantially the form set out in Schedule 5; and

(ii)	make the payment of its Subscription Price (in case of payment by Sequoia, as reduced by the principal amount of the Note) by wiring such amount in immediately available funds into the bank account designated by the Company, provided that, (A) the obligations of each Subscriber under this Clause 4.1(b)(ii) shall be deemed to have been satisfied by such Subscriber’s delivery to the Company of a copy of the bank confirmation confirming the wiring of its Subscription Price, and (B) the wire transfer instructions shall have been delivered to such Subscriber by the Company in writing at least five (5) Business Days prior to the Completion.

(c)	Each the Selling Shareholder shall

(i)	issue to each Purchaser a notice notifying such Purchaser to make the payment of the amount of the Purchase Price set forth opposite such Purchaser’s name on Part B of Schedule 1; and

(ii)	deliver to the Company certificates representing all the Ordinary Shares of the Company held by such Selling Shareholder immediately prior to the Closing and the executed instrument of transfer in respect of the Purchased Shares.

(d)	Each Purchaser shall, severally but not jointly, make the payment of its Purchase Price by wiring such amount in immediately available funds into the bank account designated by the Selling Shareholders on the Completion Date, provided that, (A) the obligations of such Purchaser under this Clause 4.1(d) shall be deemed to have been satisfied by the delivery by such Purchaser to the Selling Shareholders of a copy of the bank confirmation confirming the wiring of the relevant Purchase Price, and (B) the wire transfer instructions shall have been delivered to such Purchaser by the Selling Shareholders in writing at least five (5) Business Days prior to the Completion.

5.	REPRESENTATIONS, WARRANTIES AND U NDERTAKINGS

5.1	Each of the Parties hereby severally represents and warrants to the other Parties that such Party has full power and authority to enter into and perform this Agreement; this Agreement when executed and delivered by such Party shall constitute valid and legally binding obligations of such Party enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2	Each of the Parties hereby undertakes to perform and procure the performance of this Agreement.

5.3	Each Investor hereby severally undertakes and acknowledges to the Company that following the date of this Agreement (unless otherwise specified) it shall use its reasonable endeavours to assist the Company to, as soon as practicable, effect all approval and registration procedures related to the transaction and matters contemplated under this Agreement, obtain all the consent required for this Agreement and carry out all reasonable measures and actions necessary for the transaction to be successfully completed and valid according to the Transaction Documents and applicable laws in the PRC.

5.4	Each Investor hereby severally represents and warrants to the Warrantors that its investment decisions were made based on its own due diligence investigation and its own business judgement, and it shall be fully responsible for all its actions thereof, subject to reliance on the representations, warranties, covenants and agreements of the Warrantors contained in this Agreement.

5.5	Except as set forth in the Schedule of Exceptions, the Warrantors hereby jointly and severally represent and warrant to and undertake with each Investor that each of the matters set out in Part A of Schedule 4 is as at the date hereof and will be for all times up to and including the Completion Date, true, correct and complete in all material respects.

5.6	Except as set forth in the Schedule of Exceptions, each of the Selling Shareholders hereby severally but not jointly represents and warrants to and undertakes with each Purchaser that each of the matters set out in Part B of Schedule 4 is as at the date hereof and will be for all times up to and including the Completion Date, true, correct and complete in all material respects.

5.7	Each of the Warranties refers only to matters and facts subsisting as at the date hereof up to and including the Completion Date, and the right to claim for breach of any Warranties will survive for a period of two (2) years after the Completion.

5.8	Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other Warranty.

5.9	Each of the Warrantors and the Selling Shareholders undertakes to notify each Investor, in writing as soon as practicable of any matter or event which becomes known to it prior to the Completion which may render any Warranty to be or to have been untrue or inaccurate.

5.10	The rights and remedies of each Investor, in respect of a material breach of any Warranty, shall not be affected by any due diligence review or investigation made by or on behalf of such Investor into the affairs of any Group Company insofar such material breach of any Warranty is not directly caused by such Investor.

5.11	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which an Investor may agree to or effect in relation to any of the Warrantors in connection with this Agreement, and in particular the Warranties, shall not affect the rights and remedies of such Investor, as regards to any other Parties.

5.12	Each of the Warrantors undertakes, in relation to any Warranty which refers to his/her/its best knowledge or information, that he/she/it has made best enquiry into the subject matter of that Warranty and that he/she/it does not have the knowledge or information or belief that the subject matter of that Warranty may not be true, complete or accurate.

6.	POST-COMPLETION COVENANTS

6.1	Acquisition of Philippines Company

As soon as possible after Completion, at the option of the Warrantors, (x) (i) the Company or the HK Co shall establish a new entity (the “New Philippines Company”) with limited liability in appropriate area of Philippines where such New Philippines Company will be able to be entitled to preferential tax and/or investment treatment on or prior to December 31, 2014, and (ii) all of the business, assets and employees of the Philippines Company shall be transferred to the New Philippines Company to the satisfaction of the Investors; or (y) the Warrantors shall procure all the shareholders of the Philippines Company to transfer all the equity interest of the Philippines Company held by them to the Company or the HK Co to the satisfaction of the Investors on or prior to December 31, 2014.

6.2	SAFE No. 37 Notice Registration

Within thirty (30) days of the Completion, each of the Founders shall, and the Warrantors shall cause any Person who holds any shares of the Company and who is a PRC resident as set forth in SAFE No. 37 Notice to, duly submit the application for the amendment of their respective registration with the SAFE or its local counterpart under the SAFE No. 37 Notice in connection with the transactions contemplated hereunder in compliance with the SAFE No. 37 Notice, and a copy of the documents evidencing thereof shall be delivered to the Investors. Immediately upon completion of such amendment of their respective registration with SAFE, a copy of the documents evidencing thereof shall be delivered to the Investors. Each of the Warrantors undertakes to use its best efforts to cause any Person who may in the future directly or indirectly hold any shares of the Company and who is a PRC resident as set forth in SAFE No. 37 Notice to comply, as soon as possible, with the registration and any other requirements of SAFE No. 37 Notice as long as SAFE No. 37 Notice remains effective and applicable, or deliver to the Company and each Investor a written confirmation in form and substance reasonably satisfactory to such Investor that such Person is not subject to the registration requirements of SAFE No. 37 Notice.

6.3	Non-Compete

(a)	Each of the Founders acknowledges that each Investor agrees to invest in the Company and becomes a shareholder of the Company on the basis of continued and exclusive services of and full devotion and commitment by the Founders to the Group Companies, and agrees that each Investor should have reasonable assurance of such basis of investment. Each of the Founders hereby jointly and severally undertakes to each Investor that, unless with prior written consent of the holders of a majority of the then outstanding Series A Preferred Shares, the holders of at least a majority of the then outstanding Series B Preferred Shares and the holders of at least a majority of the then outstanding Series C Preferred Shares, neither he/she nor any of his/her Affiliates, nominees, trustees or the like will directly or indirectly:

(i)	save and except for purchasing and/or holding no more than two percent (2%) of the publicly traded securities issued by an entity engaging in business competing with the Principal Business, during the Relevant Period (as defined below) and for a period of three (3) years (unless otherwise as shortened by law) after the Relevant Period (collectively “Restriction Period”), participate, assist, advise, consult, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, alone or in concert with others, which is in competition with the Principal Business carried on by any Group Company at any time during the Restriction Period;

(ii)	during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(iii)	during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company;

(iv)	during the Restriction Period, disclose or use for any purpose any information concerning the business, accounts, finance, transactions or Intellectual Property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies.

(b)	Each Founder covenants that he/she shall devote 100% of his/her working time in the interests of the Group Companies during the Relevant Period.

(c)	Each undertaking in paragraphs (i), (ii), (iii) and (iv) of this Clause 6.3(a) shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

(d)	Each of the Founders hereby expressly acknowledges and declares that he/she has duly considered the undertakings set out in Clause 6.3 and considers that they are reasonable in the circumstances and warrants and undertakes to each Investor that he/she shall not challenge or query the validity and enforceability of these undertakings.

(e)	For the purposes of this Clause 6.3 “Relevant Period” means, in relation to a Founder and/or his/her Affiliates, nominees, trustees or the like, the period during which he/she or his/her Affiliates, nominees, trustees or the like is a shareholder, director, employee and/or has any direct or indirect interest (legal or beneficial) in the capital of any of the Group Companies.

6.4	Tax Covenants

(a)	The Warrantors jointly and severally undertake to each Investor that they will cause the Company to take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.

(b)	The Company shall, and each of the Warrantors undertakes to each Investor to cause the Company to, make due inquiry with its tax advisors on at least an annual basis regarding whether such Investor’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the United States Internal Revenue Code (and the Company shall duly inform such Investor of the results of such determination), and in the event that the Company’s tax advisors or such Investor’s tax advisors determine that such Investor’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfil such Investor’s obligations thereunder.

(c)

The Warrantors hereby acknowledge that the Company will not be at any time during the calendar year in which the Completion occurs a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code (a “PFIC”). The Warrantors shall use its best efforts to avoid the Company being a PFIC. The Warrantors shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Warrantors shall promptly notify each Investor of such status or risk, as the case may be. In connection with a “Qualified Electing Fund” election made by an Investor pursuant to Section 1295 of the United States Internal Revenue Code or a “Protective Statement” filed by such Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to such Investor in the form provided in the attached PFIC Exhibit (attached hereto as Exhibit D) as soon as reasonably practicable following the end of each taxable year of such Investor (but in no event later than 90 days following the end of each such taxable year), and shall provide such Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that an Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the United States Internal Revenue Code, the Company agrees to make a dividend distribution to such Investor (no later than 90 days following the end of such Investor’s taxable year or, if later, 90 days after the Company is informed by such Investor that such Investor has been required to recognize such an income inclusion) in an amount equal to 50% of the amount so included by such Investor.

(d)

The Warrantors hereby acknowledge that the Company shall not, without the written consent of each Investor, issue or transfer securities in the Company to such Investor if following such issuance or transfer the Company, in the determination of counsel or accountants for the Investor, would be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) with respect to the securities held by such Investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to each Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide such Investor with access to such other Company information as may be required by such Investor to determine the Company’s status as a CFC to determine whether such Investor are required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the United States Internal Revenue Code) on its United States federal income tax return, or to allow such Investor to otherwise comply with applicable United States federal income tax laws. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s income is Subpart F income. In the event that Company is determined by the Company’s tax advisors or by counsel or accountants for such Investor to be a CFC with respect to the securities held by the Investor, Company agrees to use commercially reasonable efforts to avoid generating Subpart F income. In the event that

Company is determined by counsel or accountants for such Investor to be a CFC with respect to the securities held by such Investor, the Company agrees, to the extent permitted by law, to annually make dividend distributions to such Investor in an amount equal to 50% of any income deemed distributed to such Investor pursuant to Section 951(a) of the United States Internal Revenue Code.

6.5	Regulatory Filings

The Group Companies, the Key Holders and the Angel Investors (or their individual Affiliates) shall duly complete all filings and registrations with the PRC authorities as required by the applicable laws and regulations, including but not limited to the relevant filing and registrations with the Ministry of Commerce, the Ministry of Industry and Information Technology, the State Administration of Industry and Commerce, the SAFE, tax bureau, customs authority and the local counterpart of each of the aforementioned governmental authorities, in each case, as applicable.

6.6	Validity of the Licenses

Each of the Group Companies shall, and the Warrantors shall cause that each of the Group Companies to, at all times keep the validity of, and comply with all legal and regulatory requirements with respect to, the licenses and permits that it has obtained before and shall be obtained after the Completion and which are required to be obtained under the relevant laws for engaging in such business activities as engaged by the Group Companies.

6.7	Filing of M&A

Within fifteen (15) Business Days following the Completion, the Restated M&A shall have been duly filed with the Registrar of Companies of the Cayman Islands.

6.8	Compliance by Shareholders.

Each of the Key Holders shall, and shall cause other shareholders of the Company except for the Investors, their nominees, trustees, assignees or the like to, at their own expenses, fully comply with all requirements of the PRC governmental authorities with respect to their holding of the shares in the Company and/or their indirect holding of the shares in the Company, if necessary, on a continuing basis (including, but not limited to, all obligations imposed and all consents, approvals, registrations and permits required by the SAFE under the SAFE No. 37 Notice, the SAFE Notice on Issues concerning the Foreign Exchange Administration of Domestic Individuals’ Participation in Equity Incentive Plans of Overseas Listed Companies (i.e., SAFE No. 7 Notice) and by other PRC governmental authorities or under other applicable PRC laws and regulations in connection therewith).

6.9	Compliance by Group Companies.

As soon as practical after the Completion, each of the Group Companies shall, at its own expenses, and in all material aspects, comply with the applicable laws and regulations of the jurisdiction of its incorporation as well as all requirements of the competent government authorities with respect to its conducting of business on a continuing basis, including but not limited to the following: the PRC Companies shall, and the Warrantors shall cause the PRC Companies to, file or cause each of the corresponding lessors to file all lease contracts entered by the PRC Companies with the competent housing authorities in accordance with relevant PRC laws and regulations. Each Group Company shall make its best effort to comply in all material aspects with all applicable employment and labour laws including without limitation, laws and regulations pertaining to employment agreement, welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions, lowest salary, overtime payment, working hours or the like in each place where it has operation.

6.10	Go Public.

The Founders and the Company undertake to use their best efforts to conduct a Qualified IPO of the Company as soon as possible. For the purpose of this Agreement, a “Qualified IPO” shall refer to the consummation of a firm commitment underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes, with a pre-IPO valuation of the Company of at least US$500,000,000, or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction acceptable to the Majority Preferred Holders (as defined in the Shareholders’ Agreement) which results in the Ordinary Shares trading publicly on an internationally recognized securities exchange outside of the United States; provided that such offering satisfies the foregoing requirements on pre-IPO valuation.

6.11	If at any time before the Completion, any of the Warrantors or the Selling Shareholders comes to know of any fact or event which

(a)	is in any way materially inconsistent with any of the representations and warranties given by the Warrantors or the Selling Shareholders, and/or

(b)	suggests that any material fact warranted may not be as warranted or may be misleading, and/or

(c)	might affect the willingness of a prudent investor to subscribe the Subscription Shares, purchase the Purchased Shares or the amount of consideration which such Investor would be prepared to pay for the Subscription Shares or the Purchased Shares,

the Warrantors and/or the Selling Shareholders shall give immediate written notice thereof to each Investor in which event any Investor may within seven (7) Business Days of receiving such notice terminate this Agreement as among such Investor, the Group Companies, the Selling Shareholders and the Key Holders by written notice without any penalty whatsoever and without prejudice to any rights that such Investor may have under this Agreement or applicable law. For the avoidance of doubt, the termination by such Investor shall not affect the effectiveness of this Agreement and the other Transaction Documents among the other parties hereof and thereof.

6.12	Control of Subsidiaries.

(a)	The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including the Series C Director) such that the Company (i) will control the operations of any direct or indirect subsidiary or entity controlled by the Company, and (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared under GAAP.

(b)	Unless otherwise provided by the laws of the applicable jurisdiction, the composition of the board of directors of each other subsidiary of or entity controlled by the Company, whether now in existence or formed in the future, shall mirror those of the Company as set forth in this Agreement, the Shareholders’ Agreement and Restated M&A, including but not limited to the appointment of directors, holding of board meetings and approval of board matters. As soon as permitted by the applicable law, the Warrantors shall cause the composition of the board of directors of the Philippines Company and/or the New Philippines Company to mirror those of the Company, including but not limited to the appointment of directors, holding of board meetings and approval of board matters, unless otherwise approved by the Board (including the affirmative vote of the Series C Director) in writing.

(c)	The Company undertakes that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any third party, including any Non-U.S. Official, in each case, in violation of the Foreign Corrupt Practices Act of the United States of America (the “FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

(d)	The Company shall take all necessary actions to maintain any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, as is necessary to conduct the business as conducted or as proposed to be conducted. The Company shall use its best efforts to cause each any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, to comply in all material respects with all applicable laws, rules, and regulations. All material aspects of such formation, maintenance and compliance of any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Board of Directors (including the Series C Director) and the Company shall promptly provide each Investor with copies of all material related documents and correspondence. The Company shall cause any direct or indirect subsidiary or entity controlled by the Company, whether now in existence or formed in the future, to have a board of directors as its governing and managing body and each member thereof shall serve at the pleasure of the Company and shall be reasonably acceptable to the Board of Directors (including the Series C Director).

6.13	Use of Name or Logo of the Investors.

Without the prior written consent of the relevant Investor, and whether or not such Investor is then a shareholder of the Company, none of the Group Companies nor any Key Holder shall use, publish or reproduce the name of such Investor, or any similar name, trademark, or logo in any advertisement, press release, professional or trade publication, marketing or advertising or promotional materials, or in any other manner. The name of such Investor and the fact that such Investor is a shareholder in the Company may be included as a standardized text in multiple press releases by the Company, so long as such Investor has approved such standardized text and such text is reproduced in the same form in which it was approved.

6.14	SP License.

As soon as practical after the Completion, the Domestic Company shall use its best efforts to obtain, and the Warrantors shall use their respective best efforts to cause the Domestic Company to obtain, the Internet Content Provider License for its mobile APP business.

6.15	Transfer of Business to the WFOE.

As soon as practical after the Completion and unless otherwise consented by the Investors, substantially all of the business, assets and employees of the Domestic Company as reasonably required by the Investors other than the Internet Content Provider License and the domain names of www.51talk.com and www.51talk.cn in relation to the Principal Business shall be transferred to the WFOE.

6.16	Obtaining Book Code for Training Materials.

As soon as practicable after the Completion but in any event no later than six (6) months following the Completion, the PRC Companies shall have obtained book codes as required under applicable PRC laws for the publication of the training materials sold by the Group Companies, including but not limited to those sold on www.51talk.com and www.51talk.cn, for the use of the training courses thereon.

6.17	Valid Leasehold Interest.

Each PRC Company shall use its commercially reasonable best efforts to maintain valid leasehold interests in the leased premises it occupies free of any liens, encumbrances, security interests or claims of any party other than the lessors of the relevant property and assets.

6.18	Trademark Registration.

The PRC Companies shall use their commercially reasonable best efforts to register their trademarks, including without limitation “51Talk”, in class 41 and other classes appropriate and necessary for their conduct of business, and provide each Investor with a written report on the status of such application and filing procedure in the first week of each August and February after the Completion.

6.19	Philippines Director.

After the Completion and as soon as practicable upon request by Sequoia or Shunwei, as the case may be, a representative designated by Sequoia or a representative designated by Shunwei, as the case may be, shall be appointed to the board of directors of the Philippines Company.

6.20	Change of Sensitive Words.

As soon as practicable after the Completion, the Domestic Company shall use words, such as web training institution to substitute for certain sensitive words, such as web schools on www.51talk.com and www.51talk.cn.

6.21	Registration of Experience Centers.

As soon as practicable after the Completion, the two (2) experience centers of the Company in Beijing shall be duly registered as branch offices of the Domestic Company.

6.22	Change of Registered Address.

As soon as practicable after the Completion, the Domestic Company shall be registered the leased premises it actually occupies as its registered address shown on its business license.

6.23	Green Dot Corporation.

The Group Companies shall not enter into any banking or nonbanking transaction with Green Dot Corporation or any of its subsidiaries (Next Estate Communications and Bonneville Bancorp) without the prior written consent of Sequoia.

6.24	Transfer of Equity Interest of Domestic Company to Sequoia.

Within one (1) month upon the request of Sequoia, the Warrantors shall cause the shareholders of the Domestic Company to transfer 1% of the equity interests in the Domestic Company to a Person designated by Sequoia for no consideration. In the event that any consideration for the purchase of such equity interests in the Domestic Company is required to be paid by the Person designated by Sequoia under the applicable laws, the seller(s) shall immediately return all the received consideration to a Person designated by Sequoia.

6.25	Transfer of Equity Interest of Domestic Company to Shunwei.

After Shunwei becomes a party to this Agreement, within one (1) month upon the request of Shunwei, the Warrantors shall cause the shareholders of the Domestic Company to transfer 1% of the equity interests in the Domestic Company to a Person designated by Shunwei for no consideration. In the event that any consideration for the purchase of such equity interests in the Domestic Company is required to be paid by the Person designated by Shunwei under the applicable laws, the seller(s) shall immediately return all the received consideration to a Person designated by Shunwei.

6.26	Share Pledge Registration of Domestic Company.

Within one (1) month after the Completion, the pledges of the equity interest of the Domestic Company under the Cooperation Documents shall be duly filed and registered with the competent administration of industry and commerce, and a true copy of the document evidencing such registration shall be delivered to the Investors.

6.27	Internal Control.

Within one (1) month after the Completion, the Company shall duly adopt and implement internal control policies with respect to anticorruption and export control, substantially in the form attached hereto as Exhibit J.

7.	INDEMNITIES

7.1	The Warrantors hereof jointly and severally undertake to fully indemnify each Investor, its officers and employees and Affiliates (each an “Indemnitee” and collectively, the “Indemnitees”), and to keep them harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the following:

(a)	any of the Warranties made by the Warrantors including but not limited to warranties regarding tax and incorporation matters hereof not being true and correct in all respects or not being fully complied with at all times;

(b)	any claim by the Group Companies and their Affiliates against such Investor, provided that such Investor is not liable, and/or its Affiliates or against any Group Company;

(c)	any of the covenants in Clause 6, any other undertakings or obligations in this Agreement not being fully performed or fully complied with at all times;

(d)	any of the following matters occurring before or after the date hereof (notwithstanding the disclosure in the Schedule of Exceptions):

(i)	failure to file any lease contract entered by any PRC Company with the competent housing administration authority; and

(ii)	failure to comply with any provisions of the Share Subscription Agreement dated May 29, 2013 among the Group Company (except for the WFOE), the Key Holders and other parties thereto and the Share Subscription and Purchase Agreement dated December 9, 2013 among the Group Company, the Key Holders and other parties thereto.

7.2	If any Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Clause 7, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted, provided that in any event any such notice with respect to a breach shall be given within two (2) years after the Completion. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors pursuant to this Clause 7, no settlement shall be deemed conclusive with respect to the existence of an indemnifiable loss or the amount of such indemnifiable loss unless such settlement is consented to by the Indemnitors. Any dispute related to this Clause 7 shall be resolved pursuant to Clause 18.

7.3	Each of the Selling Shareholders severally but not jointly undertakes to indemnify each Purchaser, its officers and employees and Affiliates, and to keep it harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by it in connection with, arising out of or as a result of his/her/its breach of any of his/her/its respective Warranties, covenants, and agreements hereunder. The Selling Shareholders hereby irrevocably release the Purchasers and the Warrantors from any and all claims or demands that the Selling Shareholders, their respective assignees, heirs and spouse now have, or may have in the future, in relation to the ownership of or the beneficial interests on any equity interest in the Domestic Company and undertake that they, their assignees, heirs and spouse will not initiate any arbitrations, litigations, or administrative procedures against the Purchasers or the Warrantors for any reasons of the equity interest of the Domestic Company and the beneficial interests thereon.

7.4	For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that, when reasonably applicable, it will do all such things and undertake all such actions, including without limitation, any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Investors, to ensure that the agreement of the Parties with respect to joint and several liability of the Warrantors under this Agreement is given full force and effect.

7.5	This Clause 7 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

8.	PROCEEDS OF SUBSCRIPTION

The Warrantors acknowledge and agree that the aggregate Subscription Price under this Agreement shall only be applied or used for the operation and development of the Principal Business of the Group Companies. Without the prior written consent of the Subscribers, the Subscription Price shall not by any means be used in the payment of any debt owing by any Group Company to any of its shareholders, directors, officers or any their respective Affiliates, or be used to purchase or trade shares or securities of any listed companies, or corporate bonds or any other negotiable securities.

9.	SEVERABILITY AND SURVIVAL

9.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

9.2	The obligations of the Group Companies and Key Holders shall survive the Completion.

10.	ENTIRE AGREEMENT

This Agreement, the Shareholders’ Agreement, the Share Restriction Agreement and the Restated M&A constitute the entire agreement and understanding between the Parties in connection with the subject matter under this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no Party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

11.	TIME OF ESSENCE AND REMEDIES AND WAIVERS

11.1	Time shall be of the essence of this Agreement.

11.2	Unless otherwise provided in this Agreement, no delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

11.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.	PUBLIC ANNOUNCEMENTS

12.1	The subscription of the Subscription Shares by the Investors in the Company and the purchase of the Purchased Shares by the Purchasers, including without limitation the existence of such transactions, the terms and conditions of this Agreement and any other Transaction Documents, and the term sheets preceding this Agreement shall be confidential information and shall not be disclosed by any Party or any of their Affiliates to any person not being a Party except as permitted under this Clause 12.

12.2	Notwithstanding Clause 12.1, each of the Parties may disclose the terms of the investment to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the Parties may disclose the investment amounts and consideration in relation to the Subscription Shares and the Purchase Shares, the amount of valuation of the Company, the rights and privileges of the Investors under this Agreement and any other Transaction Documents and the share capital structure of the Company to any person except with the prior written consent of the Investors (such consent not to be unreasonably withheld).

12.3	In the event that any Party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clauses 12.1 and 12.2, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

12.4	Clauses 12.1, 12.2 and 12.3 shall cease to have effect and cease to be binding on the Parties after any confidential information enters the public domain.

13.	ASSIGNMENT AND COUNTERPARTS

13.1	This Agreement shall be binding on and inure to the benefit of the Parties and their respective assigns and successors.

13.2	Each Investor may assign and transfer to its affiliated venture capital fund(s), any of its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein upon prior written notice being given to the Company, provided such transferee agrees in writing to be subject to the terms of this Agreement, the Shareholders’ Agreement and the Share Restriction Agreement as if it were an Investor thereunder. If the Company have not consummated a Qualified IPO within five (5) years of the Completion, each Investor may assign and transfer to any member(s) within its Investor Group, any of its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein upon prior written notice being given to the Company, provided such transferee agrees in writing to be subject to the terms of this Agreement, the Shareholders’ Agreement and the Share Restriction Agreement as if it were an Investor thereunder. Save as aforesaid, no Party may assign or transfer any of his/her/its rights or obligations under this Agreement.

13.3	This Agreement may be entered into by any Party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the Parties.

14.	NOTICES AND OTHER COMMUNICATION

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated. The initial address and fax number so designated by each Party are set out in Schedule 6. Any such notice or communication shall be sent to the Party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service, shall be deemed received three (3) Business Days after the date of despatch.

15.	FURTHER ASSURANCE

Each of the Parties shall at its/his/her (as the case may be) own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other Parties which the other Parties may reasonably request for giving full effect to this Agreement and securing to the other Parties the full benefit of the rights, powers and remedies conferred upon the other Parties in this Agreement.

16.	RIGHT TO CONDUCT ACTIVITIES

The Parties except for Sequoia, DCM and Shunwei hereby acknowledge that each of Sequoia, DCM and Shunwei is professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the business the Group Companies currently conduct or propose to conduct in the future. None of Sequoia, DCM and/or Shunwei nor their respective partners, Affiliates or affiliated investment funds shall be liable to any Group Company for any claim arising out of, or based upon, (i) the investment by Sequoia, DCM and/or Shunwei or any of their affiliated investment funds in any entity competitive to any Group Company, or (ii) actions taken by any partner, officer or other representative of Sequoia, DCM and/or Shunwei or any of their affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise; provided, however, that nothing herein shall relieve Sequoia, DCM and Shunwei and any other Party from liability associated with misuse of the Company’s confidential information.

17.	COSTS AND EXPENSES

17.1	Provided the Completion has occurred, subject to a cap of US$80,000, the Company shall bear the legal, financial and all other expenses incurred by Sequoia in respect of the negotiation, preparation, execution and carrying into effect of this Agreement and the transactions contemplated therein. In the event that the Completion has not occurred due to reasons attributable to the Warrantors, subject to a cap of US$80,000, the Company shall bear the legal, financial and all other expenses incurred by Sequoia in respect of the negotiation, preparation, execution and carrying into effect of this Agreement and the transactions contemplated therein. For the avoidance of doubt, Sequoia shall bear its respective costs and expenses above the caps provided above. In the event that the Completion has not occurred due to reasons not attributable to the Warrantors, each Party shall bear all of its costs and expenses, including legal expenses.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

18.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in Hong Kong under the UNCITRAL in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this contract. The appointing authority shall be the Hong Kong International Arbitration Centre. The arbitration shall be conducted in English.

18.3	There shall be one (1) arbitrator appointed by the Parties in dispute or, failing such agreement within ten (10) days after any Party in dispute has given to the other Party(ies) in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed, on the request of any Party, by the Chairman for the time being of the Hong Kong International Arbitration Centre (as the appointing authority).

19.	FINDER’S FEES

Each Party (a) represents and warrants to the other Party hereto that, except for the engagement of Huaxing or its any Affiliate, as applicable, by the Company as its financial advisors, it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless the other Party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its employees or representatives are responsible.

20.	FORCE MAJEURE

In the event of earthquakes, typhoon, flood, war or other events (the “Event of Force Majeure”), the consequences of which are beyond the Parties’ control, prevention or avoidance and which directly affects the performance of this Agreement or hinders performance of its items, the Party which is affected by it should immediately inform the other Parties in writing, and within 15 days shall provide details of the event and valid documentary evidence supporting the reasons for which matters agreed in this Agreement cannot be performed in whole or in part or for which performance will be delayed. Such documents must be issued by the notary public office in the place where the said event has occurred.

21.	NO PRESUMPTION

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

22.	TERMINATION BEFORE THE COMPLETION.

This Agreement may be terminated by any Investor, by written notice to the other parties without further compensation or liabilities, if the Completion has not occurred within three (3) months from date hereof due to the material default of any Group Company or any Key Holders. Such termination under this Section 22 shall be without prejudice to any claims for damages or other remedies that the Parties may have under this Agreement or applicable law.

23.	EXCLUSIVITY.

From the date hereof until the Completion, unless this Agreement is otherwise terminated prior to the Completion pursuant to Section 22 or Section 3.3, the Warrantors shall not, and they shall not permit any of their representatives or any Group Company to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby (a “Proposal”). The Warrantors shall, and shall cause their representatives and the other Group Companies to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing. The Group Companies and the Key Holders agree to promptly notify each of the Investors if any Proposal, or any inquiry or contact with any third party with respect thereto, is made.

24.	SHUNWEI JOINDER.

The Parties acknowledge and agree that, notwithstanding anything to the contrary herein, the effective date of this Agreement in respect of Shunwei shall be the date on which Shunwei has executed and delivered the Joinder in the form attached hereto as Exhibit K (the “Shunwei Joinder”), and all rights and obligations of Shunwei under this Agreement, including, among others, the obligation to pay its portion of the Subscription Price and the Purchase Price, shall not be effective against and binding on Shunwei until and unless Shunwei has executed and delivered the Shunwei Joinder. The Parties further agree that, immediately against the execution and delivery of the Shunwei Joinder by Shunwei, the Company shall issue to Shunwei such number of Series C Preferred Shares subscribed by Shunwei and the Selling Shareholder shall sell to Shunwei such number of the Purchased Shares purchased by Shunwei, and each Party hereby unconditionally and irrevocably consents to such transaction and waives any right of first refusal, co-sale right or similar rights it may have in respect of such transaction.

– EXECUTION PAGES TO FOLLOW –

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:	CHINA ONLINE EDUCATION GROUP

	By:	/s/ Huang Jiajia
Name: Huang Jiajia
Title: Director

HK CO:	CHINA ONLINE EDUCATION (HK) LIMITED

	By:	/s/ Huang Jiajia
Name: Huang Jiajia
Title: Director

Affix Seal:

PHILIPPINES COMPANY:	51TALK ENGLISH PHILIPPINES CORPORATION

	By:	/s/ Huang Jiajia
Name: Huang Jiajia
Title: Director

Affix Seal:

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WFOE:	BEIJING DASHENG ONLINE TECHNOLOGY CO., LTD.

	By:	/s/ Huang Jiajia
Name: Huang Jiajia
Title: Legal Representative

Affix Seal:

DOMESTIC COMPANY:	BEIJING DASHENG ZHIXING TECHNOLOGY CO., LTD.

	By:	/s/ Huang Jiajia
Name: Huang Jiajia
Title: Legal Representative

Affix Seal:

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FOUNDERS:	HUANG JIAJIA

	By:	/s/ Huang Jiajia

SHU TING

	By:	/s/ Shu Ting

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FOUNDERS HOLDING COMPANY:	DASHENG GLOBAL LIMITED

	By:	/s/ Huang Jiajia
Name: Huang Jiajia
Title: Director

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INVESTOR:	DCM HYBRID RMB FUND, L.P.

By: DCM Hybrid RMB Fund Investment Management, L.P.
its General Partner

By: DCM Hybrid RMB Fund International, Ltd. its General Partner

By:

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INVESTOR:	DUOWAN ENTERTAINMENT CORP.

	By:	For and on behalf of Duowan Entertainment Corp.
Name:
Title:

Authorized Signature(s)

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INVESTOR:	SCC VENTURE V HOLDCO I, LTD.

	By:	/s/ KOK WAI YEE
Name: KOK WAI YEE
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INVESTOR:	HUAXING CAPITAL PARTNERS, L.P.

	By:	/s/ Bao Fan
Name: Bao Fan
Title: Managing Director

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLING SHAREHOLDER:	HATTORI KEI

	By:	/s/ Kei Hattori
Name: Kei Hattori

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLING SHAREHOLDER:	ZHEN PARTNERS FUND I, L.P.

	By:	/s/ Susan Park
Name: Susan Park
Title: Authorized Signatory

SIGNATURE PAGE TO SHARE SUBSCRIPTION AND PURCHASE AGREEMENT